Exhibit 7

U.S. Bank National Association

Statement of Financial Condition

As of 12/31/2003

($000’s)

12/31/2003
Assets
Cash and Due From Depository Institutions	$8,631,361
Federal Reserve Stock	0
Securities	42,963,396
Federal Funds	2,585,353
Loans & Lease Financing Receivables	114,718,888
Fixed Assets	1,911,662
Intangible Assets	10,254,736
Other Assets	8,093,654

Total Assets	$189,159,050

Liabilities
Deposits	$128,249,183
Fed Funds	5,098,404
Treasury Demand Notes	3,585,132
Trading Liabilities	213,447
Other Borrowed Money	21,664,023
Acceptances	123,996
Subordinated Notes and Debentures	5,953,524
Other Liabilities	5,173,011

Total Liabilities	$170,060,720

Equity
Minority Interest in Subsidiaries	$1,002,595
Common and Preferred Stock	18,200
Surplus	11,677,397
Undivided Profits	6,400,138

Total Equity Capital	$19,098,330

Total Liabilities and Equity Capital	$189,159,050

To the best of the undersigned’s determination, as of the date hereof, the above financial information is true and correct.

U.S. Bank National Association

By:	/s/ Melissa A. Rosal

Vice President

Date: April 16, 2004